A special meeting of shareholders of the fund was held on November 11, 2004. At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes 					Votes
      for 						withheld

Jameson A. Baxter 		80,826,001 				3,784,082
Charles B. Curtis 		80,829,895 				3,780,188
Myra R. Drucker 		80,924,694 				3,685,389
Charles E. Haldeman, Jr. 	80,909,005 				3,701,078
John A. Hill 			80,960,364 				3,649,719
Ronald J. Jackson 		80,843,451 				3,766,632
Paul L. Joskow 			80,856,198 				3,753,885
Elizabeth T. Kennan 		80,737,279 				3,872,804
John H. Mullin, III 		80,812,102 				3,797,981
Robert E. Patterson 		80,823,909 				3,786,174
George Putnam, III 		80,916,746 				3,693,337
A.J.C. Smith 			80,600,971 				4,009,112
W. Thomas Stephens 		80,800,087 				3,809,996
Richard B. Worley 		80,780,230 				3,829,853

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment
Company Act was approved as follows:

Votes 			Votes
for 				against 		Abstentions

58,031,277 		5,525,395 		21,053,411

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

Votes 			Votes
for 				against 		Abstentions
58,089,761 		5,365,831 		21,154,491

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

Votes 			Votes
for 				against 		Abstentions
60,019,925 		3,546,298 		21,043,860

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities borrowings are not prohibited was approved as follows:

Votes 			Votes
for 				against 		Abstentions
58,852,549 		4,570,189 		21,187,345

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned.*



* Since the sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.

All tabulations are rounded to nearest whole number.